EXHIBIT 99


FOR IMMEDIATE RELEASE                           Contact:
---------------------
Friday, April 25, 2003                          John F. Rebele
                                                Senior Vice President
                                                and Chief Financial Officer
                                                Building Materials Corporation
                                                of America
                                                (973) 628-4038




             BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
                       FIRST QUARTER OPERATING RESULTS



         Wayne, NJ -- Building Materials Corporation of America ("BMCA" or "the Company"), announced today first quarter of 2003 net income of $3.6 million compared to net income of $2.9 million in the first quarter of 2002, representing an increase of 24.1%. The increase in first quarter of 2003 net income was primarily attributable to lower other expenses.

         Operating income in the first quarter of 2003 was $20.7 million compared to $20.6 million in the first quarter of 2002. Operating results were positively effected by higher net sales of both residential and commercial roofing products together with lower manufacturing costs, offset by higher raw material costs, principally asphalt due to higher crude oil prices and limited asphalt availability, higher energy costs and increased selling, general and administrative expenses.

         Net sales for the first quarter of 2003 reached $338.9 million, a 6.1% increase over first quarter of 2002 net sales of $319.3 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for the first quarter of 2003 decreased to $13.5 million from $13.7 million for the same period in 2002, primarily due to lower average borrowings and a lower average interest rate. Other expense net, was $1.6 million for the first quarter of 2003 compared with $2.3 million for the same period in 2002.

                                 OTHER MATTERS


         During the first quarter of 2003, the petroleum industry strike in Venezuela continued to impact the asphalt supply for the U.S. roofing industry. The tightness in supply of asphalt has resulted in significant asphalt cost increases. The Company believes that the continued geo-political tensions and seasonal increases in demand for paving asphalt may further impact asphalt supplies and pricing in the short-term. With the strength of our manufacturing operations which allows BMCA to use many types of asphalt, the Company has been able to secure alternative sources of supply of asphalt and, as a result, believes the asphalt market conditions will not have a significant impact on future sales, although no assurances can be provided in that regard.

         To offset these and other petroleum based cost increases, the Company announced and implemented multiple price increases during the first and second quarters of 2003. The Company will attempt to pass on future additional unexpected cost increases from our suppliers as needed; however, no assurances can be provided that these price increases will be accepted in the marketplace.


                                   * * * *
         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., and is a leading national manufacturer of residential and commercial roofing products and specialty building products.



         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.

                  BUILDING MATERIALS CORPORATION OF AMERICA

                           SALES AND EARNINGS DATA
                                 (Unaudited)

--------------------------------------------------------------------------------



                                                   First Quarter Ended
                                                   -------------------

                                         March 30, 2003          March 31, 2002
                                         --------------          --------------

                                                       (Millions)

Net Sales                                   $ 338.9                   $ 319.3
                                            -------                   -------

Costs and expenses: (1)
  Cost of products sold                       245.9                     229.9
  Selling, general and administrative          72.3                      68.8
                                            -------                   -------

Total costs and expenses                      318.2                     298.7
                                            -------                   -------

Operating income                               20.7                      20.6
Interest expense                              (13.5)                    (13.7)
Other expense, net                             (1.6)                     (2.3)
                                            -------                   -------

Income before income taxes                      5.6                       4.6
Income tax provision                           (2.0)                     (1.7)
                                            -------                   -------
Net income                                  $   3.6                   $   2.9
                                            =======                   =======



--------------------------------------------------------------------------------


     (1) For the three month periods ended March 30, 2003 and March 31, 2002, depreciation and amortization amounted to $10.0 and $9.9 million, respectively.